Filed Pursuant to Rule 433
Dated January 22, 2013
Registration Statement No. 333-178262

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)

Investing in these notes involves risks. See “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation

Expected Ratings*:	A1 (stable) / AA+ (stable) (Moody’s / S&P)

Trade Date:	January 22, 2013

Settlement Date (Original Issue Date):	January 29, 2013

Maturity Date:	January 29, 2053

Optional Redemption:

The Notes will be redeemable at our option, in whole or in part, at any time on or after January 29, 2018, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. Additionally, we may at any time repurchase Notes at any price in the open market and may hold, resell or surrender such Notes to the Trustee for cancellation. You will not have the right to require us to repay Notes prior to Maturity. The Notes are not subject to any sinking fund provision.

Principal Amount:	US $550,000,000

Over-allotment Option:	US $82,500,000

Price to Public (Issue Price):	100.00%

Agents Commission:

$16,510,687.50, which reflects 1,515,000 bonds sold to institutional investors, for which the underwriters received an underwriting discount of $378,750.00 and 20,485,000 bonds sold to retail investors, for which the underwriters received an underwriting discount of $16,131,937.50.

All-in Price:	96.998%

Net Proceeds to Issuer:	US $533,489,312.50

Reoffer Yield:	4.875%

Interest Rate Per Annum:	4.875%

Interest Payment Dates:	Quarterly on the 29th day of each January, April, July and October, commencing April 29, 2013 and ending on the Maturity Date

Filed Pursuant to Rule 433
Dated January 22, 2013
Registration Statement No. 333-178262

Day Count Convention:	30/360, Following Unadjusted

Business Day Convention:	New York

Denominations:	Minimum of $25 with increments of $25 thereafter

Put Dates (if any):	None

Put Notice Period:	None

Listing:	We intend to apply to list the Notes on the New York Stock Exchange

CUSIP:	369622410

ISIN:	US3696224100

*Note: A securities rating is not a recommendation to buy, sell or hold securities, and may be subject to change or withdrawal at any time.

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the “Underwriters”), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 3.002% of the principal amount of the Notes.

Institution	Commitment

Lead Managers:

Morgan Stanley & Co. LLC	$111,718,750

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$111,718,750

UBS Securities LLC	$111,718,750

Wells Fargo Securities, LLC	$111,718,750

Co-Managers:

Citigroup Global Markets Inc.	$11,000,000

Incapital Holdings, LLC	$11,000,000

J.P. Morgan Securities LLC	$11,000,000

RBC Capital Markets, LLC	$11,000,000

Filed Pursuant to Rule 433
Dated January 22, 2013
Registration Statement No. 333-178262

Institution	Commitment

Underwriters:

BNY Mellon Capital Markets, LLC	$4,125,000

HRC Investment Services, Inc.	$4,125,000

Janney Montgomery Scott LLC	$4,125,000

Oppenheimer & Co. Inc.	$4,125,000

Raymond James & Associates, Inc.	$4,125,000

Robert W. Baird & Co. Incorporated	$4,125,000

Advisors Asset Management	$1,375,000

BB&T Capital Markets	$1,375,000

Blaylock Robert Van, LLC	$1,375,000

C. L. King & Associates, Inc.	$1,375,000

CastleOak Securities, L.P.	$1,375,000

City Securities Corporation	$1,375,000

D.A. Davidson & Co.	$1,375,000

Davenport & Company LLC	$1,375,000

Drexel Hamilton, LLC	$1,375,000

J.J.B. Hilliard, W.L. Lyons, LLC	$1,375,000

Keefe, Bruyette & Woods, Inc.	$1,375,000

Lebenthal & Co., LLC	$1,375,000

Loop Capital Markets LLC	$1,375,000

Maxim Group LLC	$1,375,000

Mesirow Financial, Inc.	$1,375,000

Mischler Financial Group, Inc.	$1,375,000

Ross, Sinclaire & Associates, LLC	$1,375,000

Samuel A. Ramirez & Company Inc.	$1,375,000

Filed Pursuant to Rule 433
Dated January 22, 2013
Registration Statement No. 333-178262

Institution	Commitment

Underwriters (continued):

Southwest Securities Inc.	$1,375,000

Sterne, Agee & Leach, Inc.	$1,375,000

Stockcross Financial Services, Inc.	$1,375,000

The Williams Capital Group, L.P.	$1,375,000

Wedbush Morgan Securities Inc.	$1,375,000

William Blair & Company, L.L.C.	$1,375,000

Ziegler Capital Markets Group	$1,375,000

Total	$550,000,000

The Issuer has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the Issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, UBS Securities LLC toll-free at 1-877-827-6444 ext.561-3884, or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.